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                                                                    EXHIBIT 10.6


May 7, 2003


Ms. Sandra L. Boyle
Executive Vice President
Glenborough Realty Trust Incorporated
400 South El Camino Real, Suite 1100
San Mateo, CA 94402


RE: Supplemental Retirement Benefits


Dear Ms. Boyle:

This letter supersedes and replaces that certain letter dated December 31, 2000, setting forth the terms of your Supplemental Retirement Benefits. By signing below, you acknowledge and agree that the letter has been amended to reflect the termination of the Supplemental Employee Retirement Plan Trust (also known as the Rabbi Trust), the immediate full vesting of all benefits, the reduction of the age at which benefits may commence to 60 from 65, and a reduction in your Dollar Cap to $125,000 from $150,000.

The Company has approved an age 60 supplemental pension for you, with an annual benefit equal to 3% of your highest average base salary and bonus for 3 out of your last 10 years of employment with the Company prior to retirement (high 3), multiplied by your number of years of service with the Company, with the annual annuity benefit not to exceed 100% of such high 3, subject to an annual dollar cap of $125,000 ("Dollar Cap"). If benefits commence after age 65, they will be increased using an interest rate of 6% per year between age 65 and the date benefits commence, but again subject to the Dollar Cap. For your information, Robert Batinovich, Glenborough's President and Chief Executive Officer, also has a dollar cap on his benefits under this program; his dollar cap is set at an amount equal to the amount of his benefits if he retires at age 70.

Your benefit will be paid monthly for your life with 50% of your monthly amount paid to your current spouse for his life if he survives you. If you die before your benefit commences, your spouse will receive monthly payments for his life equal to 50% of the monthly payments you would have received.

At December 31, 2000, based on your then current years of service and your highest average compensation as of that date, your age 60 annual benefit, if fully vested, would be limited to the Dollar Cap of $125,000. Your benefit vests immediately. Your benefit may increase if




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Ms. Sandra L. Boyle
May 7, 2003
Page 2





your years of service and highest average compensation increase, subject to the Dollar Cap. Your benefit is subject to the claims of the Company's creditors and you are a general unsecured creditor with respect to the payment of your benefit. This letter agreement may only be amended by agreement between you and the Company. You may not assign this benefit.

We are pleased to provide you with this valuable benefit in recognition of your exceptional services to the Company.

Sincerely,



/s/ Patrick Foley, Chairman
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For the Compensation Committee


ACCEPTED:


/s/ Sandra L. Boyle
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Sandra L. Boyle